Exhibit 10.1

ARISTA POWER, INC.
AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN

Amended and Restated as of March 14, 2014

1.              Purposes of the Plan.

 The purpose of this Plan is to encourage ownership in Arista Power, Inc., a New York corporation (the “Company”), by key personnel whose long-term employment or other service relationship with the Company is considered essential to the Company’s continued progress and, thereby, encourage recipients to act in the shareholders’ interest and share in the Company’s success.

2.             Definitions.

As used herein, the following definitions shall apply:

(a)            “Administrator” means the Board, any Committees or such delegates as shall be administering the Plan in accordance with Section 4 of the Plan.

(b)            “Affiliate” means any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant ownership interest as determined by the Administrator.

(c)            “Applicable Laws” means the requirements relating to the administration of stock option and stock award plans under U.S. federal and state laws, any stock exchange or quotation system on which the Company has listed or submitted for quotation the Common Stock to the extent provided under the terms of the Company’s agreement with such exchange or quotation system and, with respect to Awards subject to the laws of any foreign jurisdiction where Awards are, or will be, granted under the Plan, the laws of such jurisdiction.

(d)            “Award” means a Cash Award, Stock Award or Option granted in accordance with the terms of the Plan.

(e)            “Award Agreement” means a Cash Award Agreement, Stock Award Agreement or Option Agreement, which may be in written or electronic format, in such form and with such terms and conditions as may be specified by the Administrator, evidencing the terms and conditions of an individual Award. Each Award Agreement is subject to the terms and conditions of the Plan.

(f)             “Board” means the Board of Directors of the Company.

(g)            “Cash Award” means a bonus opportunity awarded under Section 12 pursuant to which an Grantee may become entitled to receive an amount based on the satisfaction of such performance criteria as are specified in the agreement or other documents evidencing the Award (the “Cash Award Agreement”).

(h)            “Cause” means, unless such term or an equivalent term is otherwise defined with respect to an Award by the Participant’s Cash Award Agreement, Option Agreement, Stock Award Agreement or written contract of employment or service, any of the following: (i) the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Company or Affiliate documents or records; (ii) the Participant’s material failure to abide by a Company’s or Affiliate’s code of conduct or other policies (including without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company or an Affiliate (including, without limitation, the Participant’s improper use or disclosure of confidential or proprietary information); (iv) the Participant’s violation of any noncompetition agreement with the Company or an Affiliate; (v) any intentional act by the Participant which has a material detrimental effect on the Company or an Affiliate’s reputation or business; (vi) the Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from the Company or an Affiliate, and a reasonable opportunity to cure, such failure or inability; (vii) any material breach by the Participant of any employment or service agreement between the Participant and the Company or an Affiliate, which breach is not cured pursuant to the terms of such agreement; or (vii) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties with the Company or an Affiliate.

 (i)            “Change in Control” means, unless such term or an equivalent term is otherwise defined with respect to an Award by the Participant’s Cash Award Agreement, Option Agreement, Stock Award Agreement or written contract of employment or service, the occurrence of any of the following:

 i.           An Ownership Change Event or a series of related Ownership Change Events (collectively, a “Transaction”) in which the shareholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or such surviving entity immediately outstanding after the Transaction, or, in the case of an Ownership Change Event described in Section 2(hh)(iii), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or

 ii.           the liquidation or dissolution of the Company.

For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Board shall have the right to determine whether multiple sales or exchanges of the voting securities in the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

(j)             “Code” means the United States Internal Revenue Code of 1986, as amended.

(k)            “Committee” means the Compensation Committee of the Board or a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

(l)             “Common Stock” means the common stock of the Company.

(m)           “Company” means Arista Power, Inc., a New York corporation, or its successor.

(n)            “Consultant” means any person engaged by the Company or any Affiliate to render services to such entity as an advisor or consultant.  The Administrator shall have the discretion to determine of a person qualifies as a Consultant.

(o)            “Conversion Award” has the meaning set forth in Section 4(b)(xii) of the Plan.

(p)            “Director” means a member of the Board.

(q)            “Effective Date” means the date the Plan is adopted by the Board and approved by a vote of the shareholders. The Plan was adopted by the Board on October 28, 2008.  The Plan was ratified by the Company’s shareholders on November 21, 2008, with 400,000 shares of Common Stock authorized for awards under the Plan, was revised on April 28, 2010 to increase the shares of Common Stock authorized under the Plan to 800,000, and was again revised on March 7, 2012 to 1,550,000.  On May 9, 2012, the Plan was revised to increase the compensation paid to Non-Employee members of the Board of Directors.  On March 14, 2014, the Board approved, subject to shareholder approval at the Annual Meeting of Shareholders on May 28, 2014, an amendment to increase the shares of Common Stock authorized under the Plan to 3,550,000.

(r)            “Employee” means a regular, active employee of the Company or any Affiliate, including an Officer or Inside Director.  The Administrator shall determine whether or not the Chairman of the Board qualifies as an “Employee.”  Within the limitations of Applicable Law, the Administrator shall have the discretion to determine the effect upon an Award and upon an individual’s status as an Employee in the case of (i) any individual who is classified by the Company or its Affiliate as leased from or otherwise employed by a third party or as intermittent or temporary, even if any such classification is changed retroactively as a result of an audit, litigation or otherwise, (ii) any leave of absence approved by the Company or an Affiliate, (iii) any transfer between locations of employment with the Company or an Affiliate or between the Company and any Affiliate or between any Affiliates, (iv) any change in the Grantee’s status from an Employee to a Consultant or Director, and (v) at the request of the Company or an Affiliate an Employee becomes employed by any partnership, joint venture or corporation not meeting the requirements of an Affiliate in which the Company or an Affiliate is a party.

(s)            “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(t)             “Fair Market Value” means, as of any date, the value of a share of Common Stock or other property as determined by the Administrator, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

 i.           if, on such date, the Common Stock is listed on a national or regional securities exchange or market system, including without limitation the Nasdaq Stock Market, the Fair Market Value of a share of Common Stock shall be the closing price on such date of a share of Common Stock (or the mean of the closing bid and asked prices of a share of Common Stock if the stock is so quoted instead) as quoted on such exchange or market system constituting the primary market for the Common Stock, as reported in The Wall Street Journal or such other source as the Administrator deems reliable.  If the relevant date does not fall on a day on which the Common Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Common Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Administrator, in its discretion.

 ii.           if, on such date, the Common Stock is not listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Common Stock shall be as determined by the Administrator in good faith using a reasonable application of a reasonable valuation method without regard to any restriction other than a restriction which, by its terms, will never lapse.

(u)            “Grant Date” means, for all purposes, the date on which the Administrator approves the grant of an Award, or such later date as is determined by the Administrator, provided that in the case of any Incentive Stock Option, the grant date shall be the later of the date on which the Administrator makes the determination granting such Incentive Stock Option or the date of commencement of the Grantee’s employment relationship with the Company.

(v)            “Grantee” means an Employee, Consultant or Director of the Company or any Affiliate who has been granted an Award under the Plan.

(w)           “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(x)            “Insider Director” means a Director who is an Employee.

(y)            “Nasdaq” means the Nasdaq Stock Market or its successor.

(z)            “Non-Employee Director” means a member of the Board who is not an employee of the Company or any Subsidiary and who is deemed to be an “independent director” as determined by the Board.

(aa)          “Non-Employee Director Annual Grant” shall mean an award of 20,000 shares of Nonstatutory Stock Options to purchase Common Stock.

(bb)         “Non-Employee Director Grant Date” shall mean January 5 of the applicable year (or the following business day if January 5 is not a business day).

(cc)          “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(dd)         “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(ee)          “Option” means a right granted under Section 8 to purchase a number of Shares at such exercise price, at such times, and on such other terms and conditions as are specified in the agreement or other documents evidencing the Option (the “Option Agreement”). Both Options intended to qualify as Incentive Stock Options and Nonstatutory Stock Options may be granted under the Plan.

(ff)           “Option Exchange Program” means any program approved by the Administrator whereby outstanding Options are exchanged for Options with a lower exercise price, including a program in which the only change made to such Awards is to lower the exercise price.

(gg)         “Outside Director” means a Director who is not an Employee.

(hh)         “Ownership Change Event” means the occurrence of any of the following with respect to the Company:  (i) the direct or indirect sale or exchange in a single or series of related transactions by the shareholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company.

(ii)            “Participant” means the Grantee or any person (including any estate) to whom an Award has been assigned or transferred as permitted hereunder.

(jj)            “Plan” means this 2008 Equity Incentive Plan.

(kk)          “Qualifying Performance Criteria” shall have the meaning set forth in Section 12(b) of the Plan.

(ll)            “Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.

(mm)        “Stock Appreciation Right” means a right to receive cash or shares of Common Stock based on a change in the Fair Market Value of a specific number of shares of Common Stock between the grant date and the exercise date granted under Section 11.

(nn)         “Stock Award” means an award or issuance of Shares, Stock Units, Stock Appreciation Rights or other similar awards made under Section 11 of the Plan, the grant, issuance, retention, vesting, settlement, or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as are expressed in the agreement or other documents evidencing the Award (the “Stock Award Agreement”).

(oo)         “Stock Unit” means a bookkeeping entry representing an amount equivalent to the Fair Market Value of one Share (or a fraction or multiple of such value), payable in cash, property or Shares. Stock Units represent an unfunded and unsecured obligation of the Company, except as otherwise provided for by the Administrator.

(pp)         “Subsidiary” means any company (other than the Company) in an unbroken chain of companies beginning with the Company, provided each company in the unbroken chain (other than the Company) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

 (qq)        “Termination of Employment” shall mean ceasing to be an Employee, Consultant or Director, as determined in the sole discretion of the Administrator.  However, for Incentive Stock Option purposes, Termination of Employment will occur when the Grantee ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or one of its Subsidiaries.  The Administrator shall determine whether any corporate transaction, such as a sale or spin-off of a division or business unit, or a joint venture, shall be deemed to result in a Termination of Employment.

(rr)           “Total and Permanent Disability” shall have the meaning set forth in Section 22(e)(3) of the Code.

3.             Stock Subject to the Plan.  Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be sold or issued under the Plan is 3,550,000 shares of Common Stock, of which 200,000 shares shall be available for the grant of Incentive Stock Option.  Shares subject to Awards granted under the Plan that are cancelled, expire or are forfeited shall be available for re-grant under the Plan.  If a Grantee pays the exercise or purchase price of an Award granted under the Plan through the tender or withholding of Shares, or if Shares are tendered or withheld to satisfy any Company withholding obligations, the number of Shares so tendered or withheld shall become available for re-issuance thereafter under the Plan.  The Shares subject to the Plan may be either Shares reacquired by the Company, including Shares purchased in the open market, or authorized but unissued Shares.

4.             Administration of the Plan.

(a)           Procedure.

i.            Multiple Administrative Bodies.  The Plan shall be administered by the Board, a Committee or their delegates.

ii.           Section 162.  To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, Awards to “covered employees” within the meaning of Section 162(m) of the Code or Employees that the Committee determines may be “covered employees” in the future shall be made by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

iii.          Rule 16b-3.  To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”), Awards to Officers and Directors shall be made by the entire Board or a Committee of two or more “non-employee directors” within the meaning of Rule 16b-3.

iv.          Other Administration.  The Board or a Committee may delegate to an authorized officer or officers of the Company the power to approve Awards to persons eligible to receive Awards under the Plan who are not (A) subject to Section 16 of the Exchange Act or (B) at the time of such approval, “covered employees” under Section 162(m) of the Code or (C) any other executive officer.

v.           Delegation of Authority for the Day-to-Day Administration of the Plan.  Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan.  Such delegation may be revoked at any time.

vi.          Stock Exchange Compliance. The Plan will be administered in a manner that complies with any applicable Nasdaq or stock exchange listing requirements.

(b)           Powers of the Administrator. Subject to the provisions of the Plan and, in the case of a Committee or delegates acting as the Administrator, subject to the specific duties delegated to such Committee or delegates, the Administrator shall have the authority, in its discretion:

i.           to select the Employees, Consultants and Directors of the Company or its Affiliates to whom Awards are to be granted hereunder;

ii.           to determine the number of shares of Common Stock or amount of cash to be covered by each Award granted hereunder;

iii.          to determine the type of Award to be granted to the selected Employees, Consultants and Directors;

iv.          to approve forms of Award Agreements for use under the Plan;

v.           to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise or purchase price (if applicable), the time or times when an Award may be exercised (which may or may not be based on performance criteria), the vesting schedule, any vesting or exercisability acceleration or waiver of forfeiture restrictions, the acceptable forms of consideration, the term, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine and may be established at the time an Award is granted or thereafter;

vi.          to correct administrative errors;

vii.         to construe and interpret the terms of the Plan (including sub-plans and Plan addenda) and Awards granted pursuant to the Plan;

viii.        to adopt rules and procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized (A) to adopt the rules and procedures regarding the conversion of local currency, withholding procedures and handling of stock certificates which vary with local requirements and (B) to adopt sub-plans and Plan addenda as the Administrator deems desirable, to accommodate foreign laws, regulations and practice;

ix.          to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans and Plan addenda;

x.           to modify or amend each Award, including, but not limited to, the acceleration of vesting or exercisability, provided, however, that any such amendment is subject to Section 15 of the Plan and except as set forth in that Section, may not impair any outstanding Award unless agreed to in writing by the Participant;

xi.          to allow Participants to satisfy withholding tax amounts by electing to have the Company withhold from the Shares to be issued upon exercise of an Option or vesting of a Stock Award that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined in such manner and on such date that the Administrator shall determine or, in the absence of provision otherwise, on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may provide;

xii.         to authorize conversion or substitution under the Plan of any or all stock options, stock appreciation rights or other stock awards held by service providers of an entity acquired by the Company (the “Conversion Awards”). Any conversion or substitution shall be effective as of the close of the merger, acquisition or other transaction.  The Conversion Awards may be Nonstatutory Stock Options or Incentive Stock Options, as determined by the Administrator, with respect to options granted by the acquired entity; provided, however, that with respect to the conversion of stock appreciation rights in the acquired entity, the Conversion Awards shall be Nonstatutory Stock Options.  Unless otherwise determined by the Administrator at the time of conversion or substitution, all Conversion Awards shall have the same terms and conditions as Awards generally granted by the Company under the Plan;

xiii.        to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

xiv.        to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy or under any other Company policy relating to Company stock and stock ownership and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;

xv.         to provide, either at the time an Award is granted or by subsequent action, that an Award shall contain as a term thereof, a right, either in tandem with the other rights under the Award or as an alternative thereto, of the Participant to receive, without payment to the Company, a number of Shares, cash or a combination thereof, the amount of which is determined by reference to the value of the Award;

xvi.        to initiate an Option Exchange Program, including to reduce the exercise price of any Option or Stock Appreciation Right to the then-current Fair Market Value if the Fair Market Value of the Common Stock covered by such Award shall have declined since the date the Award was granted; and

xvii.       to make all other determinations deemed necessary or advisable for administering the Plan and any Award granted hereunder.

(c)           Effect of Administrator’s Decision.  All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of any Award granted hereunder, shall be final and binding on all Participants and on all other persons.  The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

5.             Eligibility.

Awards may be granted to Employees, Consultants and Directors of the Company or any of its Affiliates; provided that Incentive Stock Options may be granted only to Employees of the Company or of a Subsidiary of the Company.

6.             Term of Plan.

 The Plan shall become effective on the Effective Date.  It shall continue in effect for a term of ten (10) years from the later of the Effective Date or the date any amendment to add shares to the Plan is approved by shareholders of the Company unless terminated earlier under Section 15 of the Plan, provided however that in the absence of the approval by shareholders of the Company of an amendment to add shares to the Plan, no Incentive Stock Option shall be granted more than ten (10) years from the date the Plan is approved by the shareholders of the Company.  The Board amended and restated the Plan on December 30, 2009, March 10, 2010 and March 7, 2012 to, among other things, increase the amount of shares authorized for Awards under the Plan.

7.            Term of Award.

The term of each Award shall be determined by the Administrator and stated in the Award Agreement.  In the case of an Option, the term shall be ten (10) years from the Grant Date or such shorter term as may be provided in the Award Agreement; provided that an Incentive Stock Option granted to an Employee who on the Grant Date owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Subsidiary shall have a term of no more than five (5) years from the Grant Date; and provided further that the term may be ten and one-half (10½) years (or a shorter period) in the case of Options granted to Employees in certain jurisdictions outside the United States as determined by the Administrator.

8.            Options.

The Administrator may grant an Option or provide for the grant of an Option, either from time to time in the discretion of the Administrator or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals, the satisfaction of an event or condition within the control of the Grantee or within the control of others.

(a)            Option Agreement.  Each Option Agreement shall contain provisions regarding (i) the number of Shares that may be issued upon exercise of the Option, (ii) the type of Option, (iii) the exercise price of the Shares and the means of payment for the Shares, (iv) the term of the Option, (v) such terms and conditions on the vesting or exercisability of an Option as may be determined from time to time by the Administrator, (vi) restrictions on the transfer of the Option or the Shares issued upon exercise of the Option and forfeiture provisions, and (vii) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Administrator.

(b)           Exercise Price.  The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:

i.           In the case of an Incentive Stock Option, the per Share exercise price shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the Grant Date; provided however, that in the case of an Incentive Stock Option granted to an Employee who on the Grant Date owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Subsidiary, the per Share exercise price shall be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the Grant Date.

ii.           In the case of a Nonstatutory Stock Option, the per Share exercise price shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the Grant Date.

iii.           Notwithstanding the foregoing, at the Administrator’s discretion, Conversion Awards may be granted in substitution or conversion of options of an acquired entity, with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of such substitution or conversion.

(c)           Vesting Period and Exercise Dates.  Options granted under this Plan shall vest or be exercisable at such time and in such installments during the period prior to the expiration of the Option’s term as determined by the Administrator.  The Administrator shall have the right to make the timing of the ability to exercise any Option granted under this Plan subject to continued employment, the passage of time or such performance requirements as deemed appropriate by the Administrator, or to grant fully vested Options.  At any time after the grant of an Option, the Administrator may reduce or eliminate any restrictions surrounding any Participant’s right to exercise all or part of the Option.

(d)           Form of Consideration.  The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment, either through the terms of the Option Agreement or at the time of exercise of an Option. Acceptable forms of consideration may include:

i.            cash;

ii.           check or wire transfer (denominated in U.S. Dollars);

iii.          subject to the Company’s discretion to refuse for any reason and at any time to accept such consideration and subject to any conditions or limitations established by the Administrator, other Shares held by the Participant which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

iv.          consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Administrator;

v.           cashless “net exercise” arrangement pursuant to which the Company will reduce the number of Shares issued upon exercise by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate exercise price; provided that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the exercise price not satisfied by such reduction in the number of whole Shares to be issued;

vi.          such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or

vii.         any combination of the foregoing methods of payment.

(e)           Effect of Termination on Options.

i.           Generally.  Unless otherwise provided for by the Administrator and except as provided in Section 26 (Non-Employee Director Option Grant), upon a Grantee’s Termination of Employment other than as a result of circumstances described in Sections 8(e)(ii), (iii) and (iv) below, all outstanding Options granted to such Grantee that were vested and exercisable as of the date of the Grantee’s Termination of Employment may be exercised by the Grantee until the earlier of (A) three (3) months following Grantee’s Termination of Employment or (B) the expiration of the term of such Option; provided, however, that the Administrator may in the Option Agreement specify a period of time (but not beyond the expiration date of the Option) following Termination of Employment during which the Grantee may exercise the Option as to Shares that were vested and exercisable as of the date of Termination of Employment. T o the extent such a period following Termination of Employment is specified, the Option shall automatically terminate at the end of such period to the extent the Grantee has not exercised it within such period.

ii.           Disability of Grantee.  Unless otherwise provided for by the Administrator and except as provided in Section 26 (Non-Employee Director Option Grant), upon a Grantee’s Termination of Employment as a result of the Grantee’s disability, including Total and Permanent Disability, all outstanding Options granted to such Grantee that were vested and exercisable as of the date of the Grantee’s Termination of Employment may be exercised by the Grantee until the earlier of (A) six (6) months following Grantee’s Termination of Employment as a result of Grantee’s disability, including Total and Permanent Disability or (B) the expiration of the term of such Option.  If the Participant does not exercise such Option within the time specified, the Option (to the extent not exercised) shall automatically terminate.

iii.          Death of Grantee.  Unless otherwise provided for by the Administrator, upon a Grantee’s Termination of Employment as a result of the Grantee’s death, all outstanding Options granted to such Grantee that were vested and exercisable as of the date of the Grantee’s death may be exercised until the earlier of (A) twelve (12) months following the Grantee’s death or (B) the expiration of the term of such Option.  If an Option is held by the Grantee when he or she dies, such Option may be exercised, to the extent the Option is vested and exercisable, by the beneficiary designated by the Grantee (as provided in Section 16 of the Plan), the executor or administrator of the Grantee’s estate or, if none, by the person(s) entitled to exercise the Option under the Grantee’s will or the laws of descent or distribution; provided that the Company need not accept exercise of an Option by such beneficiary, executor or administrator unless the Company has satisfactory evidence of such person’s authority to act as such.  If the Option is not so exercised within the time specified, such Option (to the extent not exercised) shall automatically terminate.  The Grantee’s service shall be deemed to have terminated on account of death if the Grantee dies within three (3) months (or such longer period as determined by the Administrator, in its discretion) after the Grantee’s Termination of Employment.

iv.          Termination for Cause.  The Administrator has the authority to cause all outstanding Awards held by a Grantee to terminate immediately in their entirety (including as to vested Options) upon first notification to the Grantee of the Grantee’s Termination of Employment for Cause.  If a Grantee’s employment or consulting relationship with the Company is suspended pending an investigation of whether the Grantee shall be terminated for Cause, the Administrator has the authority to cause all the Grantee’s rights under all outstanding Awards to be suspended during the investigation period in which event the Grantee shall have no right to exercise any outstanding Awards.

v.           Other Terminations of Employment.  The Administrator may provide in the applicable Option Agreement for different treatment of Options upon Termination of Employment of the Grantee than that specified above.

vi.          Extension of Exercise Period.  The Administrator shall have full power and authority to extend the period of time for which an Option is to remain exercisable following an Grantee’s Termination of Employment from the periods set forth in Sections 8(e)(i),(ii) and (iii) above or in the Option Agreement to such greater time as the Administrator shall deem appropriate, provided that in no event shall such Option be exercisable later than the date of expiration of the term of such Option as set forth in the Option Agreement.

vii.         Extension if Exercise Prevented by Law.  Notwithstanding the foregoing, other than a termination for Cause, if a sale within the applicable time periods set forth in Section 8(e) above or in the Option Agreement is prevented by Section 18 below, the Option shall remain exercisable until thirty (30) days after the date the Grantee is notified by the Company that the Option is exercisable, but in any event no later than the Option expiration date.

viii.        Extension if Subject to Section 16(b).  Notwithstanding the foregoing, other than a termination for Cause, if a sale within the applicable time periods set forth in Section 8(e) above or in the Option Agreement would subject the Grantee to a suit under Section 16(b) of the Exchange Act, the Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of shares by the Grantee would no longer be subject to suit, (ii) the one hundred ninetieth (190th) day after Grantee’s Termination of Employment, or (iii) the Option expiration date.

(f)           Leave of Absence.  The Administrator shall have the discretion to determine whether and to what extent the vesting of Options shall be tolled during any unpaid leave of absence; provided, however, that in the absence of such determination, vesting of Options shall be tolled during any leave that is not a leave required to be provided to the Grantee under Applicable Law. In the event of military leave, vesting shall toll during any unpaid portion of such leave, provided that, upon an Grantee’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or she shall be given vesting credit with respect to Options to the same extent as would have applied had the Grantee continued to provide services to the Company throughout the leave on the same terms as he or she was providing services immediately prior to such leave.

9.             Incentive Stock Option Limitations/Terms.

(a)           Eligibility.  Only employees (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or any of its Subsidiaries may be granted Incentive Stock Options.

(b)           $100,000 Limitation.  Notwithstanding the designation “Incentive Stock Option” in an Option Agreement, if and to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Grantee during any calendar year (under all plans of the Company and any of its Subsidiaries) exceeds U.S. $100,000, such Options shall be treated as Nonstatutory Stock Options.  For purposes of this Section 9(b), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the Grant Date.

(c)           Transferability.  An Incentive Stock Option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner by the Grantee otherwise than by will or the laws of descent and distribution, and, during the lifetime of such Grantee, may only be exercised by the Grantee. If the terms of an Incentive Stock Option are amended to permit transferability, the Option will be treated for tax purposes as a Nonstatutory Stock Option. The designation of a beneficiary by a Grantee will not constitute a transfer.

(d)           Exercise Price.  The per Share exercise price of an Incentive Stock Option shall be determined by the Administrator in accordance with Section 8(b)(i) of the Plan.

(e)           Other Terms.  Option Agreements evidencing Incentive Stock Options shall contain such other terms and conditions as may be necessary to qualify, to the extent determined desirable by the Administrator, with the applicable provisions of Section 422 of the Code.

10.           Exercise of Option.

(a)           Procedure for Exercise.

i.           Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the respective Option Agreement.

ii.           An Option shall be deemed exercised when the Company receives (A) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option; (B) full payment for the Shares with respect to which the related Option is exercised; and (C) payment of all applicable withholding taxes (if any).

iii.          An Option may not be exercised for a fraction of a Share.

(b)           Rights as a Shareholder.  The Company shall issue (or cause to be issued) such Shares as administratively practicable after the Option is exercised. Shares issued upon exercise of an Option shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse.  Unless provided otherwise by the Administrator or pursuant to this Plan, until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option.

11.           Stock Awards.

(a)           Stock Award Agreement.  Each Stock Award Agreement shall contain provisions regarding (i) the number of Shares subject to such Stock Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment for the Shares, (iii) the performance criteria (including Qualifying Performance Criteria), if any, and level of achievement versus these criteria that shall determine the number of Shares granted, issued, retainable or vested, (iv) such terms and conditions on the grant, issuance, vesting, settlement or forfeiture of the Shares as may be determined from time to time by the Administrator, (v) restrictions on the transferability of the Stock Award and (vi) such further terms and conditions in each case not inconsistent with this Plan as may be determined from time to time by the Administrator.

(b)           Restrictions and Performance Criteria.  The grant, issuance, retention, settlement or vesting of each Stock Award or the Shares subject thereto may be subject to such performance criteria (including Qualifying Performance Criteria) and level of achievement versus these criteria as the Administrator shall determine, which criteria may be based on financial performance, personal performance evaluations or completion of service by the Grantee.  Unless otherwise permitted in compliance with the requirements of Code Section 162(m) with respect to an Award intended to comply as “performance-based compensation” thereunder, the Committee shall establish the Qualifying Performance Criteria applicable to, and the formula for calculating the amount payable under, the Award no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable performance period, or (b) the date on which 25% of the performance period has elapsed, and in any event at a time when the achievement of the applicable Qualifying Performance Criteria remains substantially uncertain.

(c)           Forfeiture.  Unless otherwise provided for by the Administrator, upon the Grantee’s Termination of Employment, the Stock Award and the Shares subject thereto shall be forfeited, provided that to the extent that the Participant purchased or earned any Shares, the Company shall have a right to repurchase the unvested Shares at such price and on such terms and conditions as the Administrator determines.

(d)           Rights as a Shareholder. Unless otherwise provided by the Administrator in the Award Agreement, the Participant shall have the rights equivalent to those of a shareholder and shall be a shareholder only after Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) to the Participant.  Unless otherwise provided by the Administrator, a Participant holding Stock Units shall not be entitled to receive dividend payments or any credit therefor as if he or she was an actual shareholder.

 (e)          Stock Appreciation Rights.

i.           General.  Stock Appreciation Rights may be granted either alone, in addition to, or in tandem with other Awards granted under the Plan.  The Board may grant Stock Appreciation Rights to eligible Participants subject to terms and conditions not inconsistent with this Plan and determined by the Board. The specific terms and conditions applicable to the Participant shall be provided for in the Stock Award Agreement. Stock Appreciation Rights shall be exercisable, in whole or in part, at such times as the Board shall specify in the Stock Award Agreement.

ii.           Exercise of Stock Appreciation Right.  Upon the exercise of a Stock Appreciation Right, in whole or in part, the Participant shall be entitled to a payment in an amount equal to the excess of the Fair Market Value on the date of exercise of a fixed number of Shares covered by the exercised portion of the Stock Appreciation Right, over the Fair Market Value on the Grant Date of the Shares covered by the exercised portion of the Stock Appreciation Right (or such other amount calculated with respect to Shares subject to the Award as the Board may determine). The amount due to the Participant upon the exercise of a Stock Appreciation Right shall be paid in such form of consideration as determined by the Board and may be in cash, Shares or a combination thereof, over the period or periods specified in the Stock Award Agreement.  A Stock Award Agreement may place limits on the amount that may be paid over any specified period or periods upon the exercise of a Stock Appreciation Right, on an aggregate basis or as to any Participant.  A Stock Appreciation Right shall be considered exercised when the Company receives written notice of exercise in accordance with the terms of the Stock Award Agreement from the person entitled to exercise the Stock Appreciation Right.

iii.          Nonassignability of Stock Appreciation Rights.  Except as determined by the Administrator, no Stock Appreciation Right shall be assignable or otherwise transferable by the Participant except by will or by the laws of descent and distribution.

12.          Cash Awards.

(a)           Cash Award.  Each Cash Award shall contain provisions regarding (i) the target and maximum amount payable to the Grantee as a Cash Award, (ii) the performance criteria and level of achievement versus these criteria which shall determine the amount of such payment, (iii) the period as to which performance shall be measured for establishing the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Cash Award prior to actual payment, (vi) forfeiture provisions, and (vii) such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Administrator.  The maximum amount payable as a Cash Award may be a multiple of the target amount payable, but the maximum amount payable pursuant to that portion of a Cash Award granted under this Plan for any fiscal year to any Grantee that is intended to satisfy the requirements for “performance based compensation” under Section 162(m) of the Code shall not exceed U.S. $1,000,000.

(b)           Performance Criteria.  The Administrator shall establish the performance criteria and level of achievement versus these criteria which shall determine the target and the minimum and maximum amount payable under a Cash Award, which criteria may be based on financial performance or personal performance evaluations. The Committee may specify the percentage of the target Cash Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of a Cash Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure established by the Committee based on one or more Qualifying Performance Criteria selected by the Committee and specified in writing not later than the earlier of (a) the date ninety (90) days after the commencement of the applicable performance period, or (b) the date on which 25% of the performance period has elapsed, and in any event at a time when the achievement of the applicable Qualifying Performance Criteria remains substantially uncertain.

(c)           Timing and Form of Payment.  The Administrator shall determine the timing of payment of any Cash Award. The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit a Grantee to elect for the payment of any Cash Award to be deferred to a specified date or event. The Administrator may specify the form of payment of Cash Awards, which may be cash or other property, or may provide for a Grantee to have the option for his or her Cash Award, or such portion thereof as the Administrator may specify, to be paid in whole or in part in cash or other property.

(d)           Termination of Employment.  The Administrator shall have the discretion to determine the effect a Termination of Employment due to (i) disability, (ii) death, or (iii) otherwise shall have on any Cash Award.

13.          Other Provisions Applicable to Awards.

(a)           Non-Transferability of Awards.  Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner for value other than by beneficiary designation, will or by the laws of descent or distribution.  Subject to Section 9(c), the Administrator may in its discretion make an Award transferable to a Grantee’s family member or any other person or entity as it deems appropriate.  If the Administrator makes an Award transferable, either at the time of grant or thereafter, such Award shall contain such additional terms and conditions as the Administrator deems appropriate, and any transferee shall be deemed to be bound by such terms upon acceptance of such transfer.

(b)           Qualifying Performance Criteria.  For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, Affiliate or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator in the Award: (i) cash flow; (ii) earnings (including gross margin; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings before taxes; and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average shareholders’ equity; (vii) total shareholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue or growth in revenue; (xii) income or net income; (xiii) operating income or net operating income, in aggregate or per share; (xiv) operating profit or net operating profit; (xv) operating margin; (xvi) return on operating revenue; (xvii) market share; (xviii) contract awards or backlog; (xix) overhead or other expense reduction; (xx) growth in shareholder value relative to the moving average of the S&P 500 Index or a peer group index; (xxi) credit rating; (xxii) strategic plan development and implementation (including individual performance objectives that relate to achievement of the Company’s or any business unit’s strategic plan); (xxiii) improvement in workforce diversity; (xxiv) growth of revenue, operating income or net income; (xxv) efficiency ratio; (xxvi) ratio of nonperforming assets to total assets; and (xxvii) any other similar criteria.  The Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (A) asset write-downs; (B) litigation or claim judgments or settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; and (E) any gains or losses classified as extraordinary or as discontinued operations in the Company’s financial statements.

(c)           Certification.  Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall certify the extent to which any Qualifying Performance Criteria and any other material terms under such Award have been satisfied (other than in cases where such relate solely to the increase in the value of the Common Stock).

(d)           Discretionary Adjustments Pursuant to Section 162(m).  Notwithstanding satisfaction of any completion of any Qualifying Performance Criteria, to the extent specified at the time of grant of an Award to “covered employees” within the meaning of Section 162(m) of the Code, the number of Shares, Options or other benefits granted, issued, retainable or vested under an Award on account of satisfaction of such Qualifying Performance Criteria may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

(e)           Tax Withholding Obligation.  As a condition of the grant, issuance, vesting, exercise or settlement of an Award granted under the Plan, the Participant shall make such arrangements as the Administrator may require for the satisfaction of any applicable federal, state, local or foreign withholding tax obligations that may arise in connection with such grant, issuance, vesting, exercise or settlement of the Award. The Company shall not be required to issue any Shares under the Plan until such obligations are satisfied.

(f)           Compliance with Section 409A.  Notwithstanding anything to the contrary contained herein, to the extent that the Administrator determines that any Award granted under the Plan is subject to Code Section 409A and unless otherwise specified in the applicable Award Agreement, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary for such Award to avoid the consequences described in Code Section 409A(a)(1), and to the maximum extent permitted under Applicable Law (and unless otherwise stated in the applicable Award Agreement), the Plan and the Award Agreements shall be interpreted in a manner that results in their conforming to the requirements of Code Section 409A(a)(2), (3) and (4) and any Department of Treasury or Internal Revenue Service regulations or other interpretive guidance issued under Section 409A (whenever issued, “Authority”).  Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement provides otherwise, with specific reference to this sentence), to the extent that a Participant holding an Award that constitutes “deferred compensation” under Section 409A or any Authority is a “specified employee” (also as defined thereunder), no distribution or payment of any amount shall be made before a date that is six (6) months following the date of such Participant’s “separation from service” (as defined in Section 409A or any Authority) or, if earlier, the date of the Participant’s death.

(g)           Deferral of Award Benefits.  The Administrator may in its discretion and upon such terms and conditions as it determines appropriate permit one or more Participants whom it selects to (a) defer compensation payable pursuant to the terms of an Award, or (b) defer compensation arising outside the terms of this Plan pursuant to a program that provides for deferred payment in satisfaction of such other compensation amounts through the issuance of one or more Awards.  Any such deferral arrangement shall be evidenced by an Award Agreement in such form as the Administrator shall from time to time establish, and no such deferral arrangement shall be a valid and binding obligation unless evidenced by a fully executed Award Agreement, the form of which the Administrator has approved, including through the Administrator’s establishing a written program (the “Program”) under this Plan to govern the form of Award Agreements participating in such Program.  Any such Award Agreement or Program shall specify the treatment of dividends or dividend equivalent rights (if any) that apply to Awards governed thereby, and shall further provide that any elections governing payment of amounts pursuant to such Program shall be in writing, shall be delivered to the Company or its agent in a form and manner that complies with Code Section 409A or any Authority, and shall specify the amount to be distributed in settlement of the deferral arrangement, as well as the time and form of such distribution in a manner that complies with Code Section 409A or any Authority.

14.          Adjustments upon Changes in Capitalization, Dissolution, or Change in Control

(a)           Changes in Capitalization.  Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each outstanding Award, the number of shares of Common Stock which have been authorized for issuance under the Plan, but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation, forfeiture or expiration of an Award, the price per Share subject to each such outstanding Award and the share limit set forth in Section 3, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, payment of a dividend or distribution in a form other than stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of the shares of Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”  Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive.  Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

(b)           Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised or the Shares subject thereto issued to the Grantee and unless otherwise determined by the Administrator, an Award will terminate immediately prior to the consummation of such proposed transaction.

(c)           Change in Control.  In the event there is a Change in Control of the Company, as determined by the Board or a Committee, the Board or Committee may, in its discretion, (i) provide for the assumption or substitution of, or adjustment (including to the number and type of Shares and exercise or purchase price applicable) to, each outstanding Award; (ii) accelerate the vesting of Options and terminate any restrictions on Stock Awards; or (iii) provide for termination of Awards as a result of the Change in Control on such terms and conditions as it deems appropriate, including providing for the cancellation of Awards for a cash or other payment to the Participant.

For purposes of this Section 14(c), an Award shall be considered assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Change in Control, as the case may be, each holder of an Award would be entitled to receive upon exercise of the Award the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to such transaction, the holder of the number of Shares covered by the Award at such time (after giving effect to any adjustments in the number of Shares covered by the Award as provided for in Section 14(a)); provided that if such consideration received in the transaction is not solely common stock of the successor corporation, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the Award to be solely common stock of the successor corporation equal to the Fair Market Value of the per Share consideration received by holders of Common Stock in the transaction. The treatment of Cash Awards in a transaction governed by this Section 14(c) shall be governed by the applicable Award Agreement.

15.           Amendment and Termination of the Plan.

(a)           Amendment and Termination.  The Administrator may amend, alter or discontinue the Plan or any Award Agreement, but any such amendment shall be subject to approval of the shareholders of the Company in the manner and to the extent required by Applicable Law.  To the extent required to comply with Section 162(m), the Company shall seek re-approval of the Plan from time to time by the shareholders.  In addition, without limiting the foregoing, unless approved by the shareholders of the Company, no such amendment shall be made that would:

i.           materially increase the maximum number of Shares for which Awards may be granted under the Plan, other than an increase pursuant to Section 14 of the Plan; or

ii.          change the class of persons eligible to receive Awards under the Plan.

Notwithstanding the above, the Administrator may issue conditional Award Agreements subject to approval of the shareholders of the Company in the manner and to the extent required by Applicable Law.

(b)           Effect of Amendment or Termination.  No amendment, suspension or termination of the Plan shall impair the rights of any Award, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company; provided further that the Administrator may amend an outstanding Award in order to conform it to the Administrator’s intent (in its sole discretion) that such Award not be subject to Code Section 409A(a)(1)(B).  Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

(c)           Effect of the Plan on Other Arrangements.  Neither the adoption of the Plan by the Board or a Committee nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or any Committee to adopt such other incentive arrangements as it or they may deem desirable, including without limitation, the granting of restricted stock, stock options or cash bonuses otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.  The value of Awards granted pursuant to the Plan will not be included as compensation, earnings, salaries or other similar terms used when calculating an Grantee’s benefits under any employee benefit plan sponsored by the Company or any Subsidiary except as such plan otherwise expressly provides.

16.           Designation of Beneficiary.

(a)           A Grantee may file a written designation of a beneficiary who is to receive the Grantee’s rights pursuant to Grantee’s Award or the Grantee may include his or her Awards in an omnibus beneficiary designation for all benefits under the Plan.  To the extent that Grantee has completed a designation of beneficiary while employed with the Company, such beneficiary designation shall remain in effect with respect to any Award hereunder until changed by the Grantee to the extent enforceable under Applicable Law.

(b)           Such designation of beneficiary may be changed by the Grantee at any time by written notice.  In the event of the death of a Grantee and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Grantee’s death, the Company shall allow the executor or administrator of the estate of the Grantee to exercise the Award, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may allow the spouse or one or more dependents or relatives of the Grantee to exercise the Award to the extent permissible under Applicable Law or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

17.           No Right to Awards or to Employment.  No person shall have any claim or right to be granted an Award and the grant of any Award shall not be construed as giving a Grantee the right to continue in the employ or service of the Company or its Affiliates.  Further, the Company and its Affiliates expressly reserve the right, at any time, to dismiss any Employee, Consultant or Grantee at any time without liability or any claim under the Plan, except as provided herein or in any Award Agreement entered into hereunder.

18.           Legal Compliance.  Subject to Section 22, Shares shall not be issued pursuant to the exercise of an Option or Stock Award unless the exercise of such Option or Stock Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

19.           Reservation of Shares.  The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

20.           Notice.  Any written notice to the Company required by any provisions of this Plan shall be addressed to the Secretary of the Company and shall be effective when received.

21.           Governing Law; Interpretation of Plan and Awards.

(a)           To the extent not otherwise governed by mandatory provisions of the Code, the securities laws of the United States, or the Employee Retirement Income Security Act of 1974, this Plan and all determinations made and actions taken pursuant hereto shall be governed by the substantive laws, but not the choice of law rules, of the state of New York.

(b)           In the event that any provision of the Plan or any Award granted under the Plan is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms of the Plan or Award shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

(c)           The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of the Plan, nor shall they affect its meaning, construction or effect.

(d)           The terms of the Plan and any Award shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

(e)           All questions arising under the Plan or under any Award shall be decided by the Administrator in its total and absolute discretion. Subject to the claims procedure set forth in Section 25, if the Participant believes that a decision by the Administrator with respect to such person was arbitrary or capricious, the Participant may request arbitration with respect to such decision.  The review by the arbitrator shall be limited to determining whether the Administrator’s decision was arbitrary or capricious.  This arbitration shall be the sole and exclusive review permitted of the Administrator’s decision, and the Grantee shall as a condition to the receipt of an Award be deemed to explicitly waive any right to judicial review.

(f)            Notice of demand for arbitration shall be made in writing to the Administrator within thirty (30) days after the applicable decision by the Administrator.  The arbitrator shall be selected from amongst those members of the Board who are neither Administrators nor Employees. If there are no such members of the Board, the arbitrator shall be selected by the Board.  The arbitrator shall be an individual who is an attorney licensed to practice law in the State of New York. Such arbitrator shall be neutral within the meaning of the Commercial Rules of Dispute Resolution of the American Arbitration Association; provided, however, that the arbitration shall not be administered by the American Arbitration Association.  Any challenge to the neutrality of the arbitrator shall be resolved by the arbitrator whose decision shall be final and conclusive.  The arbitration shall be administered and conducted by the arbitrator pursuant to the Commercial Rules of Dispute Resolution of the American Arbitration Association.  The decision of the arbitrator on the issue(s) presented for arbitration shall be final and conclusive and may be enforced in any court of competent jurisdiction.

22.           Limitation on Liability.  The Company and any Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant, an Employee, a Grantee or any other persons as to:

(a)           The Non-Issuance of Shares.  The non-issuance or sale of Shares (including under Section 18 above) as to which the Company has been unable, or the Arbitration deems it infeasible, to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and

(b)           Tax Consequences.  Any tax consequence realized by any Participant, Employee, Grantee or other person due to the receipt, vesting, exercise or settlement of any Option or other Award granted hereunder or due to the transfer of any Shares issued hereunder.  The Participant is responsible for, and by accepting an Award under the Plan agrees to bear, all taxes of any nature that are legally imposed upon the Participant in connection with an Award, and the Company does not assume, and will not be liable to any party for, any cost or liability arising in connection with such tax liability legally imposed on the Participant. In particular, Awards issued under the Plan may be characterized by the Internal Revenue Service (the “IRS”) as “deferred compensation” under the Code resulting in additional taxes, including in some cases interest and penalties. In the event the IRS determines that an Award constitutes deferred compensation under the Code or challenges any good faith characterization made by the Company or any other party of the tax treatment applicable to an Award, the Participant will be responsible for the additional taxes, and interest and penalties, if any, that are determined to apply if such challenge succeeds, and the Company will not reimburse the Participant for the amount of any additional taxes, penalties or interest that result.

(c)           Forfeiture.  The requirement that a Participant forfeit an Award, or the benefits received or to be received under an Award, pursuant to any Applicable Law.

23.           Indemnification.  In addition to such other rights of indemnification as they may have as members of the Board or officers or employees of the Company or an Affiliate, members of the Board and any officers or employees of the Company or an Affiliate to whom authority to act for the Board or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in any such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

24.          Unfunded Plan.  Insofar as it provides for Awards, the Plan shall be unfunded.  Although bookkeeping accounts may be established with respect to Grantees who are granted Stock Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience.  The Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company or the Administrator be deemed to be a trustee of stock or cash to be awarded under the Plan.  Any liability of the Company to any Participant with respect to an Award shall be based solely upon any contractual obligations which may be created by the Plan; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company.  Neither the Company nor the Administrator shall be required to give any security or bond for the performance of any obligation which may be created by this Plan.

25.          Claims Procedure.

(a)           In the event the Company fails to make any payments under the Plan as agreed, to obtain payment under the Plan, the Participant must file a written claim with the Company on such forms as shall be furnished to him by the Company.  If a claim for payment is denied by the Company, in whole or in part, the Company shall provide adequate notice in writing to the Participant within ninety (90) days after receipt of the claim unless special circumstances require an extension of time for processing the claim.  If such an extension of time for processing is required, written notice indicating the special circumstances and the date by which a final decision is expected to be rendered shall be furnished to the Participant. In no event shall the period of extension exceed one hundred eighty (180) days after receipt of the claim.  The notice of denial of the claim shall set forth:  (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent provisions of the Agreement on which the denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) a statement that any appeal of the denial must be made by giving to the Company, within sixty (60) days after receipt of the notice of the denial, written notice of such appeal, such notice to include a full description of the pertinent issues and basis of the claim.  The Participant may review pertinent documents and submit issues and comments in writing to the Company.  If the Participant fails to appeal such action to the Company in writing within the prescribed period of time, the Company’s adverse determination shall be final, binding and conclusive.

(b)           If the Participant appeals the denial of a claim for payment within the appropriate time, the Participant must submit the notice of appeal and all relevant materials to the Administrator.  The Administrator may hold a hearing or otherwise ascertain such facts as it deems necessary and shall render a decision which shall be binding upon both parties.  The decision of the Administrator shall be made within sixty (60) days after the receipt of the notice of appeal, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible but not later than one hundred twenty (120) days after receipt of the request for review.  If such an extension of time is required, written notice of the extension shall be furnished to the Participant prior to the commencement of the extension.  The decision of the Administrator shall be in writing, shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the provisions of the Plan on which the decision is based and shall be promptly furnished to the Participant.

26.           Non-Employee Director Option Grant.  The provisions of this Section 26 shall apply only to certain grants of Options to Non-Employee Directors, as provided below.  Except as set forth in this Section 26 the other provisions of the Plan shall apply to grants of Options to Non-Employee Directors to the extent not inconsistent with this Section.  For purposes of interpreting Section 8 of the Plan and this Section 26, a Non-Employee Director’s service as a member of the Board or the board of directors of any Subsidiary shall be deemed to be employment with the Company.

(a)           General.  Non-Employee Directors shall receive Nonqualified Stock Options in accordance with this Section 26.

(b)           Initial Grants of Options.  A Non-Employee Director who first becomes a Non-Employee Director shall receive a pro-rata amount (based on projected partial or whole months of service to the following Non-Employee Director Grant Date) of a Non-Employee Director Annual Grant on his date of appointment as a Non-Employee Director.  A Non-Employee Director who first becomes the Chairman of the Board, the Chairman of the Audit Committee, the Chairman of the Compensation Committee and/or the Chairman of the Nominating and Corporate Governance Committee on or after January 5, 2013 shall receive a pro-rata amount (based on projected partial or whole months of service to the following Non-Employee Director Grant Date) of the applicable grant or grants of options described in Section 26(c) on his date of appointment as the Chairman of the Board, the Chairman of the Audit Committee, the Chairman of the Compensation Committee and/or the Chairman of the Nominating and Corporate Governance Committee.  The Options granted under this paragraph shall be granted without action by the Administrator.

(c)           Annual Grants of Options.  On each Non-Employee Director Grant Date, each Non-Employee Director shall receive a Non-Employee Director Annual Grant.  On each Non-Employee Director Grant Date on or after January 5, 2013, if the Chairman of the Board is a Non-Employee Director, the Chairman of the Board shall receive an award of a Nonstatutory Stock Option to purchase 10,000 shares of Common Stock.  On each Non-Employee Director Grant Date on or after January 5, 2013, the Chairman of the Audit Committee shall receive an award of a Nonstatutory Stock Options to purchase 10,000 shares of Common Stock.  On each Non-Employee Director Grant Date on or after January 5, 2013, the Chairman of the Compensation Committee shall receive an award of a Nonstatutory Stock Options to purchase 7,500 shares of Common Stock.  On each Non-Employee Director Grant Date on or after January 5, 2013, the Chairman of the Nominating and Corporate Governance Committee shall receive an award of a Nonstatutory Stock Options to purchase 7,500 shares of Common Stock.  The Options granted under this paragraph shall be granted without action by the Administrator, and shall have an exercise price equal to the Fair Market Value on the date of grant.

(d)          Vesting of Options.  Options granted under this Section 26 shall be fully vested on the date of grant.

(e)           Duration.  Each Option granted to a Non-Employee Director shall expire on the first to occur of (i) the tenth anniversary of the date of grant of the Option and (ii) the first anniversary of the Non-Employee Director’s termination of service as a member of the Board, other than termination for Cause, and in such event Section 8(e)(iv) shall apply.